EXHIBIT 4.4


                     CONSULTING AGREEMENT

     This Consulting Agreement is effective as of the 8th day of January, 1997 (the "Effective Date"), by and between EarthLink
Network, Inc. ("EarthLink") and New Media Group, Inc. (the
"Consultant").

                           RECITALS

     EarthLink develops and provides to its customers a broad range of Internet access services. The Consultant provides consulting services in, among other fields of expertise, electronic commerce. EarthLink desires to retain the consulting services of the Consultant and the Consultant desires to provide consulting services to assist EarthLink in developing new product and service offerings in order to expand EarthLink's business services and develop new sources for obtaining customers.

     NOW THEREFORE, in consideration of the foregoing recitals and the covenants and obligations set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.  Definitions.

     "Cause" means conduct by the Consultant in connection with this Agreement or the Consulting Services that amounts to fraud, dishonesty, gross negligence or willful misconduct in the performance of its duties and responsibilities under this Agreement.

     "Change in Control Event" means the occurrence of any of the following events: (a) the execution of an agreement for the sale of all, or a material portion, of the assets of the Company to an unrelated third party; or (b) the execution of an agreement for a merger, consolidation or other transaction constituting a business combination in which more than fifty percent (50%) of the Company's issued and outstanding shares of voting stock is acquired by a single entity or a group of affiliated entities (other than those individuals who may be Company directors or their affiliates as of the Effective Date). Notwithstanding the foregoing, a recapitalization of the Company for the purpose of changing its state of incorporation will not be considered a "Change in Control Event."

     "Confidential Information" means any and all proprietary business information of EarthLink or of third parties that is treated as confidential or secret by EarthLink and that does not constitute a Trade Secret (as defined below) including any and all proprietary business information of EarthLink, about which the Consultant becomes aware as a result of this Agreement and the relationship established thereby.

     "Consulting Services" means the consulting services to be performed hereunder by the Consultant for and on EarthLink's behalf as described on Schedule I hereto as same may be amended from time to time.

     "Deliverable" means any Invention, Work or other item, document, information, data, device or physical embodiment of any Consulting Service deliverable by the Consultant to EarthLink hereunder.

     "EarthLink Information" means EarthLink's Confidential
     Information and Trade Secrets.

     "Effective Date" means the date set forth above.

     "Invention" means any idea, invention, discovery, improvement, innovation, design, process, method, formula, technique, machine, manufacture, algorithm or computer program, as well as improvements thereto.

     "Trade Secrets" means information related to the business or services of EarthLink or of third parties in the possession of EarthLink which (a) derives economic value, actual or potential, from not being generally known to or readily ascertainable by other persons who can obtain economic value from its disclosure or use; and (b) is the subject of efforts by EarthLink and such third parties that are reasonable under the circumstances to maintain its secrecy, including without limitation (1) marking any information reduced to tangible form clearly and conspicuously with a legend identifying its confidential or proprietary nature;
     (2) identifying any oral presentation or communication as confidential immediately before, during or after such oral presentation or communication; or (3) otherwise treating such information as confidential. If the criteria in (a) and (b) above are met, Trade Secrets include, without limitation, technical and non-technical data related to the designs, programs, inventions, finances, actual or potential customers and suppliers, research and development efforts, marketing programs, and existing and future products of EarthLink and such third parties.

     "Work" means a copyrightable work of authorship including, without limitation, any technical descriptions for products, user's guides, illustrations, advertising materials, computer programs (including the contents of read only memories) and any contribution to such materials.

2. Consulting Services. The Consultant shall perform the Consulting Services for and on behalf of EarthLink as generally described on Schedule I hereto. The Consultant shall commit the staff, facilities and resources necessary to timely and satisfactorily perform the Consulting Services, and shall perform the Consulting Services in a professional and workmanlike manner and in accordance with all laws, regulations and ordinances applicable to the performance and delivery of the Consulting Services.

3.  Meetings; Reports.

     (a) Meetings. The Consultant shall meet with EarthLink as frequently as EarthLink may reasonably request from time to time. The purpose of the meetings shall be to review the status and progress of the Consulting Services and Deliverables associated therewith, compliance with this Agreement and any other aspects of the Consultant's performance hereunder.

     (b) Reports. The Consultant shall provide EarthLink with certain periodic reports regarding matters related to the Consulting Services and associated Deliverables as EarthLink may reasonably request.

4. Compensation. For the Consulting Services to be rendered by the Consultant, EarthLink will issue to the Consultant up to 20,000 shares of Common Stock (the "Restricted Stock"), which Restricted Stock will, subject to Section 9(f) hereof, be issued to the Consultant in two equal increments of 10,000 shares on each of the first and second anniversary from the Effective Date. The Consultant will receive no compensation for its services hereunder other than as set forth in this Section 4, and, without limiting the generality of the foregoing, will not be entitled to participate in any benefit program (however described) now maintained or hereafter established for any employee, director or agent of EarthLink. EarthLink will not be liable for any debts, accounts, obligations or other liabilities of the Consultant, including without limitation, the Consultant's obligation to withhold social security and income taxes. Unless specifically authorized by EarthLink's President or his designee, the Consultant shall bear all of his own costs and expenses incurred in performing the Consulting Services, including without limitation, facilities, management, clerical, supplies and the like.

5.  Warranties.  The Consultant represents and warrants that:

     (a) Non-Infringement of Works. Any and all Deliverables delivered to EarthLink in conjunction with the Consulting Services that are works of authorship will be original works of authorship and the internal use or commercial exploitation of such Deliverables will not subject EarthLink to any claim of copyright or patent infringement by a third party or for infringement in any way of the proprietary rights of any other person or entity, whether such rights are afforded by the laws of the United States or of any other country.

     (b) Non-Infringement of Consulting Services; Compliance with Laws. The Consulting Services will not violate or in any way infringe upon the rights of third parties (including without limitation, contractual, employment, proprietary, information and nondisclosure rights) or be in violation of any applicable law, rule or regulation, and the Consultant will have obtained all permits required to comply with such laws, rules and regulations.

     (c)  Performance Standards.  The Consultant will perform the
     Consulting Services in accordance with the highest professional standards for such services, and will strictly comply with the descriptions and representations regarding the Consulting Services that are set forth in this Agreement.

     (d) Beneficial Ownership. The Consultant's beneficial ownership of capital stock of EarthLink, as of the Effective Date, consists solely of (1) 37,500 shares of Common Stock, and (2) 45,454 shares of Series A Convertible Preferred Stock held in the name of Internet Technology Ventures.

6. Inventions. The Consultant hereby assigns all right, title and interests in and to all Inventions resulting from the Consultant's performance hereunder, encompassed in any Deliverables and/or embodying any of the Consulting Services.

7.  Copyrights.   All Works resulting from the Consultant's
performance hereunder, the Consulting Services and the Deliverables are deemed to be "works made for hire" under the copyright laws of the United States and will be and remain the sole and exclusive property of EarthLink. All right, title and interest to copyrights in all Works prepared by the Consultant within the scope of this Agreement will be the property of EarthLink. However, to the extent the provisions of Title 17 of the United States Code do not vest in EarthLink the copyrights to any Works, the Consultant hereby assigns to EarthLink all right, title and interest to copyrights in the Works.

8.  Confidentiality.

     (a) Protection. The Consultant will not reproduce, use, distribute, disclose or otherwise disseminate EarthLink Information or any physical embodiments thereof and may in no event take any action causing, or fail to take any action necessary to avoid causing, any EarthLink Information to lose its character as EarthLink Information. Moreover, the Consultant will not use EarthLink Information except to perform and fulfill its duties, obligations and responsibilities under this Agreement.

     (b)  Exceptions.  Notwithstanding the foregoing, this
     Section 8 will not apply to any information which was:
     (i) at the time of disclosure to the Consultant, in the public domain; (ii) after disclosure to the Consultant, published or otherwise becomes part of the public domain through no fault of the Consultant; (iii) without a breach of duty owed to EarthLink, is in the Consultant's possession at the time of disclosure to the Consultant; (iv) received after disclosure to the Consultant from a third party who had a lawful right to and, without a breach of duty owed to EarthLink, did disclose such information to the Consultant; or (v) independently developed by the Consultant without reference to EarthLink Information.

     (c) Term of Confidentiality Obligations. The covenants of confidentiality set forth herein (a) will apply after the date hereof to any EarthLink Information disclosed to the Consultant and (b) will continue and must be maintained from the date hereof until termination of this Agreement, plus
     (1) with respect to Trade Secrets, at any and all times after termination of this Agreement during which such Trade Secrets retain their status as such under applicable law; and (2) with respect to Confidential Information, for a period equal to the shorter of two (2) years after disclosure of such Confidential Information or until such Confidential Information no longer qualifies as confidential under applicable law.

     (d) Return of EarthLink Information. Upon termination of this Agreement for whatever reason, the Consultant will promptly deliver to EarthLink all property belonging to EarthLink including without limitation all EarthLink Information then in its possession or control.

9.  Term and Termination.

     (a)  Term.  This Agreement shall commence on the Effective
     Date for a period of two (2) years unless sooner terminated as provided herein.

     (b) Termination for Convenience. Consultant may terminate this Agreement by giving the other party 60 days advance written notice; provided, however, that for purposes of
     Section 9(f), the date of the giving of such notice shall be deemed to be the termination date.

     (c) Termination upon Breach. Either party may terminate this Agreement upon a breach by the other party and failure by the breaching party to cure such breach within 30 days receipt of written notice.

     (d) Termination for Cause. EarthLink may terminate this Agreement for Cause immediately upon written notice to the Consultant.

     (e) Survival. Notwithstanding anything contained herein to the contrary, the obligations set forth in Sections 6, 7 and 8 shall survive the termination of this Agreement.

     (f) Effect of Termination. If this Agreement is terminated during the first six months following the Effective Date, the Consultant shall not be deemed to have earned any shares of Restricted Stock hereunder. Except as set forth in the following sentence, if this Agreement is terminated as of any date after the date six months from the Effective Date hereof but prior to the first anniversary of such Effective Date, the Consultant shall be deemed, at the end of the first year of this Agreement, to have earned the 10,000 shares of Restricted Stock otherwise issuable on the first anniversary of the Effective Date. If this Agreement is terminated during the first six months following the first anniversary of this Agreement, the Consultant shall not be deemed to have earned any shares of Restricted Stock otherwise payable upon the second anniversary of this Agreement. If this Agreement is terminated after the date 18 months from the Effective Date hereof but prior to the second anniversary of the Effective Date, the Consultant shall be deemed, at the end of the second year of this Agreement, to be have earned the additional 10,000 shares of Restricted Stock otherwise issuable on the second anniversary of the Effective Date. However, if this Agreement is terminated by EarthLink either for Cause or upon a breach by the Consultant of this Agreement, the Consultant shall not have earned, nor shall the Consultant be deemed to be have earned, any of shares of Restricted Stock other than those as to which the applicable stock earning date, as set forth in Section 4 hereof, has already passed.

10. Indemnification. During the term of this Agreement and for a period of two (2) years following the termination of this Agreement, each party shall indemnify and hold harmless the other party from and against any and all claims, losses, costs, expenses, damages, liabilities, actions and attorneys' fees which arise as a result of the breach of this Agreement by the indemnifying party.

11. S-8 Registration Rights. Subject to approval by the requisite number of stockholders party to the Company's Amended and Restated Registration Rights Agreement (which approval the Company will exert good faith efforts to obtain), the Company hereby agrees to exert good faith efforts register, over once and only once, on Form S-8, or its successor form, upon request by the Consultant such number of shares of Restricted Stock as is issued at the time of such request. The Consultant's rights and obligations under the Amended and Restated Registration Rights Agreement are unaltered by this Agreement and shall continue in full force and effect.

12. Change in Control. Notwithstanding anything contained herein to the contrary, upon a Change in Control Event, all shares of Restricted Stock will immediately and fully vest.

13.  Miscellaneous.

     (a) Severability. The parties agree that each of the provisions included in this Agreement is separate, distinct and severable from the other provisions of this Agreement, and that the invalidity or unenforceability of any provision shall not affect the validity or enforceability of any other provision of this Agreement. Further, if any provision of this Agreement is ruled invalid or unenforceable by a court of competent jurisdiction because of a conflict between the provision and any applicable law or public policy, the provision shall be redrawn to make the provision consistent with and valid and enforceable under the law or public policy.

     (b) Assignment. This Agreement and the rights and obligations of the parties stated in this Agreement may not be assigned without the prior written approval of the other party. The rights and obligations of the parties will inure to the benefit of and will be binding on the parties' lawful successors and assigns.

     (c) Strict Performance; Waiver. The failure of either party to insist on strict performance by the other party of any provision of this Agreement or to exercise any right under this Agreement shall not be construed as a waiver or relinquishment of such party's right to assert or rely on any such provision or right in that or any other instance; rather, same shall be and remain in full force and effect. A waiver by either party of any breach of this Agreement by the other party shall not be effective unless in writing, and no waiver shall operate or be construed as a waiver of the same or another breach on a subsequent occasion.

     (d) Amendments. This Agreement embodies the entire agreement of the parties on the subject matter stated in the Agreement. No amendment or modification of this Agreement shall be valid or binding unless made in writing and signed by both parties. All prior understandings and agreements relating to the subject matter of this Agreement are hereby expressly terminated.

     (e) Notices. Any notice required or permitted to be given hereunder must be given in writing and personally delivered or mailed to the other party by certified mail, return receipt requested, by personal delivery or by facsimile if the receiving party acknowledges in writing the receipt of such fax transmission. Notices shall be given at the addresses set forth on the signature page to this Agreement.

     (f) Independent Contractors. The parties are independent contractors, and nothing in this Agreement shall be construed to constitute either party as a partner, joint venturer, employee, employer or agent of the other.

     (g) Choice of Law; Forum. This Agreement shall be governed by and construed in accordance with the laws of the State of California. The parties consent to the personal jurisdiction and venue of the federal and state courts having jurisdiction with respect to Pasadena, California with respect to all matters and disputes which may arise out of or result from this Agreement.

     WHEREAS, the parties have executed this Agreement as of the Effective Date.

EARTHLINK NETWORK, INC.                   NEW MEDIA GROUP, INC.


/s/ Garry Betty                           /s/ Robert Zangrillo
Garry Betty, President                    Robert Zangrillo, President
3100 New York Drive
Suite 201
Pasadena, California 91107




                      SCHEDULE I

                 CONSULTING SERVICES

The Consultant will perform the following Consulting Services at, and in accordance with, EarthLink's direction and request:

     NMG shall render business, financial, marketing and other consulting services in the area of electronic commerce and such other areas as the parties may from time to time agree. The consulting services shall include, without limitation, identifying, targeting, contacting and negotiating suitable business arrangements with retail stores (as well as other avenues of distribution) for the development of new, and expansion of existing, business of EarthLink and as a means of providing new dial-up customers for EarthLink's services.

The parties may, from time to time, augment these Consulting
Services by agreement.